Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is entered into this 28 day of March, 2014, by and between Timothy J. Cope, an individual resident of the State of Minnesota (the “Executive”) and Lakes Entertainment, Inc., a Minnesota corporation, including its subsidiaries and affiliates (collectively, “Company”).

RECITALS:

A.

WHEREAS, Executive and Employer did enter into a certain Employment Agreement dated November 6, 2013 (the “Agreement”) pertaining to Executive’s employment with the Company, a copy of which is attached hereto as Exhibit A.

B.	WHEREAS, the parties desire to amend the Agreement hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.	Section 8(b)(1) shall be amended to read as follows:

2.

(1)     If the Executive suffers any “Disability” (as defined below), this Agreement and Executive’s employment hereunder will automatically terminate. “Disability” means the Executive is permanently and totally unable to perform the substantial and material duties of his regular occupation and is not expected to recover for the remainder of his or her life. The Executive must also be under the regular care of a physician that is appropriate for the condition causing the disability. The Company will (1) obtain disability insurance that upon termination for Disability, will provide to Executive an amount equal to 12 months of his then Base Salary; and (2) provide an additional amount equal to 12 months of Executive’s then base salary, both of which will be payable upon termination for Disability.

2.

This Amendment shall be expressly limited to the amendment contained herein, all remaining terms of the Agreement shall remain in full force and effect, and this Amendment when read in conjunction with the Agreement shall encompass the complete understanding of the parties.

IN WITNESS WHEREOF, the parties hereto have executed this agreement effective as of the date first written above.

TIMOTHY J. COPE	LAKES ENTERTAINMENT, INC.

/s/ Timothy Cope	By:	/s/ Damon Schramm
	Its:	VP – General Counsel

EXHIBIT A

[November 6, 2013 Employment Agreement]

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of this 6th day of November 2013 by and between Timothy J. Cope, an individual resident of the State of Minnesota (the “Executive”) and Lakes Entertainment, Inc., a Minnesota corporation, including its subsidiaries and affiliates (collectively, “Employer” or the “Company”).

RECITALS

WHEREAS, Executive currently is employed at will by the Company.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to continue to employ Executive as a member of the senior management team of the Company; and

WHEREAS, the Board and the Executive wish to enter into this Agreement to document the terms of the Executive’s employment with the Company and provide Executive with new and valuable consideration for his services in the form of improved job security in the event Company terminates Executive’s employment without “Cause” (as defined below); and

WHEREAS, the Board wishes to encourage the Executive to continue his employment with the Company and the Board believes that this objective can be best served by providing for a compensation arrangement for the Executive upon the Executive’s termination of employment under certain circumstances in the event of a Change Of Control (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and Executive set forth below the Company and Executive agree as follows:

AGREEMENT

1.     Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.     Term. The term of this Agreement and Executive’s employment hereunder will be a period of 36 months commencing on the above-referenced date and expiring 36 months therefrom (the “Term”). The Term will be automatically extended for successive additional two-year periods (“Additional Employment Terms”) unless, at least 60 days prior to the end of the Term or an Additional Employment Term, the Company or the Executive has notified the other in writing that the Agreement will terminate at the end of the then current term. A notice of non-extension by the Company prior to the end of the Term or during any Additional Employment Term will be treated consistent with subsection 8a of this Agreement. A notice of non-extension by the Executive during the Term or any Additional Employment Term will be treated as a termination by the Executive with employment separation benefits as described in subsection 8d of this Agreement.

3.     Base Salary. Employer shall pay Executive an annual base salary in the amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000) (“Base Salary”), or such higher amount as may from time-to-time be determined by Employer in its sole discretion. Such salary shall be paid in equal installments in the manner and at the times as other employees of Employer are paid.

4.     Incentive Compensation. Executive shall participate in Employer's incentive compensation program from time-to-time established and approved by the Employer's Board of Directors, such participation to be on the same terms and conditions as from time-to-time apply to senior and executive vice presidents of Employer.

5.     Benefits. Employer shall provide to Executive such benefits as are provided by Employer to other named executive officers of Employer. Executive shall pay for the portion of the cost of such benefits as is from time-to-time established by Employer as the portion of such cost to be paid by senior and executive vice presidents of Employer.

6.     Costs and Expenses. Employer and Executive acknowledge that Executive will incur travel and other expenses while traveling on business for Employer and performing Executive's duties under this Agreement, and that it will be inefficient for both Employer and Executive to provide for Employer to reimburse Executive for such expenses as are not paid directly by Employer.

Accordingly, Employer shall pay to Executive during each calendar month (or portion thereof) a monthly travel and expense fee in the amount of Six Hundred Dollars ($600), which travel and expense fee shall be full and complete payment to Executive for all such expenses. Employer and Executive acknowledge that the actual amount of such expenses incurred by Executive during any given calendar month may be more or less than the amount of such travel and expense fee.

7.     Duties. The duties to be performed by Executive shall be designated from time-to-time by the Board and will include responsibility for operating Employer's business.

8.     Termination.

a.      At the Expiration of the Term.

If the Executive’s employment with the Company terminates at the end of the Term or any Additional Employment Term, the Company will have no further obligation to the Executive under this Agreement, except for accrued and unpaid Base Salary and benefits that the Executive has accrued pursuant to any applicable benefit plans, practices, policies and programs provided by the Company, earned but unused vacation for that calendar year, severance payment and unreimbursed business-related expenses, in accordance with Company policy.

b.     Automatic Termination Due to Death or Disability.

(1)     If the Executive suffers any “Disability” (as defined below), this Agreement and Executive’s employment hereunder will automatically terminate. “Disability” means the inability of the Executive to perform the essential functions of his position, with or without reasonable accommodation, because of physical or mental illness or incapacity, for a period of time ending when the Company must replace Executive to avoid an undue hardship on the Company’s business and operations. The Company will obtain disability insurance that upon termination for Disability, will provide to Executive an amount equal to 24 months of his then Base Salary.

(2)     This Agreement will automatically terminate on the date of Executive’s death.

c.     Termination Without Cause or Constructive Termination.

The provisions of this section 8c shall apply following any termination of Executive which is either (i) without “Cause” (as defined below); or (ii) a “Constructive Termination” (as defined below) notwithstanding any provision otherwise in any stock option agreement between the Company and the Executive which provides for the grant to Executive of the right to purchase shares of stock of the Company. In the event that Executive’s employment is terminated, at any time, and such termination is either (i) without Cause; or (ii) a Constructive Termination:

(1)     Severance Payment.

Executive shall be entitled to receive his Base Salary (including any accrued vacation) through his termination date and shall also be entitled to receive severance benefits equal to his accrued and unpaid Base Salary, plus the equivalent of bonus or incentive compensation (based upon the average bonus percentage rate for the two (2) fiscal years of the Company preceding such termination) for twenty-four (24) months, or for the period of time remaining in the Term, whichever is longer (the “Severance Period”), payable in a lump sum payment; and

(2)     Benefits.

During the Severance Period, Executive and his dependents shall continue to be entitled to all medical and dental insurance benefits of the type that they received immediately prior to the date of such termination (or, in the event their participation in a plan pursuant to which any such benefits are provided is barred by the terms of such plan, benefits which are not less favorable to them than the benefits under such plan), except to the extent essentially equivalent and no less favorable benefits are provided to them by a subsequent employer; provided, that Executive and his dependents shall continue to bear the same portion of the cost of such benefits, if any, as they bore immediately prior to the date of such termination. Upon conclusion of the Severance Period, Executive may elect to continue his coverage at his expense as permitted by the federal COBRA law and applicable Minnesota state law.

(3)     Waiver of Claims.

The Company’s obligations to provide severance benefits in sections 8c(1) and 8c(2) above, and section 8(b)(1), are conditioned on Executive signing a general release of legal claims and covenant not to sue in form and content satisfactory to the Company.

(4)     Compliance with Code Section 409A.

Company and Executive hereby agree to cooperate in good faith in preparing and executing any written amendments to this Agreement (such as restrictions on the timing of severance pay or deferred compensation payments) that are reasonably necessary to timely comply with Code Section 409A, to the extent that any compensation, severance pay or other benefits payable to Executive under this Agreement are deemed to constitute a nonqualified deferred compensation plan under Code Section 409A.

d.     Termination by the Executive.

The Executive may terminate this Agreement and his employment hereunder at any time during the Term (or during any Additional Employment Term), by providing the Company written notice of his intent to terminate at least sixty (60) days prior to the effective date of his termination. During this sixty-day period, the Executive must execute his duties and responsibilities in accordance with the terms of this Agreement. If Executive resigns, other than in a Constructive Termination, he will not be entitled to any severance pay, or other compensation or benefits, except accrued and unpaid Base Salary and benefits that the Executive accrued prior to the effective date of his termination pursuant to any applicable benefit plan, earned but unused vacation for that calendar year, and payment for unreimbursed business-related expenses in accordance with Company policy.

e.     Termination by the Company for Cause.

The Company will have the right to immediately terminate this Agreement and Executive’s employment hereunder for “Cause” (as defined below). In the event of such termination for Cause, the Executive will only be entitled to payment for accrued and unpaid Base Salary and benefits that the Executive accrued prior to the effective date of his termination pursuant to any applicable benefit plan, earned but unused vacation for that calendar year, and payment for unreimbursed business-related expenses in accordance with Company policy.

f.     Stock Options.

If, and only if, Executive’s employment is terminated under this Section 8, all outstanding options to purchase shares of stock in the Company shall immediately vest and become immediately exercisable and Executive or Executive’s legal representative shall have until the date which is three (3) years after the date on which Executive ceases to be employed by the Company to exercise Executive’s right to purchase shares of stock of the Company under any such option agreements (whether entered into before or after the date of this Agreement).

9.     Termination Following a Change Of Control.

a.     Severance Payment. In the event that Executive’s employment is terminated within three (3) years following a Change Of Control (as hereinafter defined) and such termination is either (i) Without Cause; or (ii) is a Constructive Termination, Executive shall receive, in addition to all compensation due and payable to or accrued for the benefit of Executive as of the date of termination, a lump sum payment, within five (5) days equal to two (2) times Executive’s Annual Compensation (as hereinafter defined) (the “Severance Payment”); and all outstanding options to purchase shares of stock in the Company shall immediately vest and become immediately exercisable and, Executive or Executive’s legal representative shall have until the date which is three (3) years after the date on which Executive ceases to be employed by the Company to exercise Executive’s right to purchase shares of stock of the Company under any such option agreements (whether entered into before or after the date of this Agreement). Employer shall also use its best efforts to convert any then existing life insurance and accidental death and disability insurance policies to individual policies in the name of the Executive. The provisions of this section 9a shall apply following any Change Of Control (as defined below) notwithstanding any provision otherwise in any stock option agreement between the Company and the Executive which provides for the grant to Executive of the right to purchase shares of stock of the Company.

b. Following a Change of Control and for a period of not less than three years after the effective date of the resignation or termination of the Executive, the Executive shall be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Change of Control. In the event of any discrepancies between the provisions of this paragraph and the terms of any Company insurance policy covering executive or any indemnification contract by and between the Company and Executive, such insurance policy or indemnification contract shall control.

10.     Certain Definitions.

a.     Annual Compensation. For the purposes of this Agreement, Annual Compensation shall mean Executive’s annual base salary plus annual bonus or incentive compensation (computed at par levels), an amount equal to the annual cost to Executive of obtaining annual health care coverage comparable to that currently provided by Employer (grossed-up to compensate Executive for the taxable nature of such payment), an amount equal to any normal matching contributions made by Employer on Executive’s behalf in Employer’s 401(k) plan annual travel and expense fee amount, if any, and an amount equal to the annual cost to Executive of obtaining life insurance and insurance coverage for accidental death and disability insurance comparable to that provided by Employer.

b.     Change of Control.

i.     For the purposes of this Agreement, a “Change of Control” shall mean:

(1)     The acquisition by any person, entity or "group", within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act") (excluding, for this purpose, (A) The Company, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Lyle Berman or the four irrevocable trusts for the benefit of Mr. Berman’s children) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

(2)     Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14 a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(3)     Approval by the shareholders of the Company of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, or (B) a liquidation or dissolution of the Company or (C) the sale of all or substantially all of the assets of the Company

c.      Cause.

i.     For the purposes of this Agreement, “Cause” shall mean termination of the Executive by the Company for any of the following reasons:

(1)     the commission of a felony;

(2)     the theft or embezzlement of property of Employer or the commission of any similar act involving moral turpitude;

(3)     the failure of Executive to substantially perform his material duties and responsibilities under this Agreement for any reason other than the Executive’s death or Disability, which failure if, in the opinion of the Company such failure is curable, is not cured within thirty (30) days after written notice of such failure from the Board specifying such failure;

(4)     the Executive’s material violation of a significant Company policy; which violation the Executive fails to cure within 30 days after written notice of such violation from the Company specifying such failure; or which violation the Company, in its opinion, deems noncurable; or

(5)     the revocation of any gaming license issued by any governmental entity to Executive as a result of any act or omission by the Executive.

d.     Constructive Termination.

i.     For the purposes of this Agreement, “Constructive Termination” shall mean:

(1)     a material, adverse change of Executive’s responsibilities, authority, status, position, offices, titles, duties or reporting requirements (including directorships);

(2)     an adverse change in Executive’s annual compensation or benefits;

(3)     a requirement to relocate in excess of fifty (50) miles from Executive’s then current place of employment without Executive’s consent; or

(4)     the breach by the Company of any material provision of this Agreement or failure to fulfill any other contractual duties owed to the Executive.

For the purposes of this definition, Executive’s responsibilities, authority, status, position, offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement. For purposes of this section, all determinations of Constructive Termination shall be made in good faith by Executive and shall be conclusive.

ii.     Notwithstanding the provisions of subsection (i) above, no termination by the Executive will constitute a Constructive Termination unless the Executive shall have provided written notice to the Company of his intention to so terminate this Agreement, which notice sets forth in reasonable detail the conduct that the Executive believes to be the basis for the Constructive Termination, and the Company will thereafter have failed to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within 30 days following the Company’s receipt of such notice.

11.     Confidentiality.

Except to the extent required by law, Executive shall keep confidential and shall not, without the Company’s prior, express written consent, disclose to any third party, other than as reasonably necessary or appropriate in connection with Executive’s performance of his duties under this Agreement or any employment agreement, if any, the Company’s “Confidential Information.” “Confidential Information” means any information that Executive learns or develops during the course of employment that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, or any information that Company reasonably believes to be Confidential Information. It includes, but is not limited to, trade secrets, customer lists, financial information, business plans and may relate to such matters as research and development, operations, site selection/analysis processes, management systems and techniques, costs modeling or sales and marketing.

The provisions of this section 11 shall remain in effect after the expiration or termination of this Agreement and Executive’s employment hereunder.

12.     Agreement Not to Compete.

a.     In consideration of the improved job security and other benefits of this Agreement, Executive hereby agrees not to, without the prior written consent of the Company’s Board, directly or indirectly engage in any of the following actions on or before the date that is two years after the date on which Executive’s employment by the Company is terminated for any reason:

i.     Solicit, on Executive’s own behalf or for any entity that is in competition with the Company, any person or entity, including for example Indian tribes, that is doing business with the Company or is an active prospect to do business with the Company for the purpose of diverting Company’s business or active business opportunities in competition with Company; or

ii.     Solicit for employment, endeavor to entice away from the Company or otherwise interfere with the Company’s relationship with any person who is employed by or otherwise engaged to perform services for the Company, whether for Executive’s own account or for the account of any other individual, partnership, firm or corporation or other business entity.

If the scope of Executive’s agreement under this section 12 is determined by any court of competent jurisdiction to be too broad to permit the enforcement of all of the provisions of this section 12 to their fullest extent, then the provisions of this section 12 shall be construed (and each of the parties hereto hereby confirm its intent is that such provisions be so construed) to be enforceable to the fullest extent permitted by applicable law. To the maximum extent permitted by applicable law, Executive hereby consents to the judicial modification of the provisions of this section 12 in any proceeding brought to enforce such provisions in such a manner that renders such provisions enforceable to the maximum extent permitted by applicable law.

b.     The provisions of this section 12 shall remain in full force and effect during any severance period after the expiration or termination of this Agreement and Executive’s employment hereunder.

13.     Acknowledgments; Irreparable Harm.

Executive agrees that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of the Company. Executive further agrees that a breach of any of the covenants set forth in sections 11 and 12 of this Agreement will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and Executive further agrees that in the event of a breach, the Company will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which the Company may be entitled to at law or in equity.

14.     Notification to Subsequent Employers.

Executive grants the Company the right to notify any future employer or prospective employer of Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

15.     Full Settlement.

The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform it obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. Executive will not be obligated to seek other employment, and except as provided in section 8c(4) above, take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Employer agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the rate published from time to time in The Wall Street Journal as the prime rate of interest, plus two percent (2%).

16.     Resolution of Disputes.

Any controversy, claim or dispute arising out of or relating to this Agreement or the breach of this Agreement, other than such a matter arising from a violation or threatened violation of sections 11 and 12, shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The award rendered in any arbitration proceeding under this section will be final and binding. Any demand for arbitration must be made and filed within 60 days of the date the requesting party knew or reasonably should have known of the event giving rise to the controversy or claim. Any claim or controversy not submitted to arbitration in accordance with this section will be considered waived, and therefore, no arbitration panel or court will have the power to rule or make any award on such claims or controversy. Any such arbitration will be conducted in the Minneapolis, MN metropolitan area. .Both Company and Executive recognize that each would give up any right to a jury trial, but believe the benefits of arbitration significantly out-weigh any disadvantage. Both further believe arbitration is likely to be both less expensive and less time-consuming than litigation of any dispute there might be.

If there shall be any dispute between the Company and the Executive (i) in the event of any termination of Executive’s employment by the Company, whether such termination was with or without Cause, or (ii) in the event of a Constructive Termination of employment by the Company, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction, the Company shall pay, and provide all benefits to Executive and/or Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to section 8 or section 9 hereof, as the case may be, as though such termination were by the Company without Cause or was a Constructive Termination by the Company; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this section except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.

17.     Withholding.

The Company may withhold from any amounts payable under this Agreement the minimum Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law, statute or regulation.

18.     Successors and Assigns.

This Agreement is binding upon, and shall inure to the benefit of the Company and the Executive, and all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger or consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement, prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to any severance benefits payable pursuant to sections 8 and 9 hereof.

19.     Miscellaneous.

a.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b.     All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:

Timothy J. Cope

Lakes Entertainment, Inc.

130 Cheshire Lane

Minnetonka, MN 55305-1062

IF TO THE COMPANY:

Lakes Entertainment, Inc.

Attn: Damon Schramm, General Counsel

130 Cheshire Lane

Minnetonka, MN 55305

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of section 19. Notices and communications shall be effective when actually received by the addressee.

c.     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

d.     Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

e.     The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

f.     This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

20.     Entire Agreement.

This Agreement constitutes the entire agreement between the parties, supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, including but not limited to that certain employment agreement dated February 21, 2000 and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and pursuant to the due authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.

LAKES ENTERTAINMENT, INC.:		EXECUTIVE:

By:	/s/ Lyle Berman	By:	/s/ Timothy Cope
Timothy J. Cope
Its:	CEO